Exhibit 99.1

Autoliv reaches settlements in US Antitrust Class Actions

(Stockholm, Sweden, June 2, 2014) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb) has entered into separate settlement agreements with three classes of purchasers in antitrust class actions in the United States.

As previously disclosed, Autoliv and certain of its subsidiaries are defendants in multiple putative antitrust class actions pending in the United States District Court for the Eastern District of Michigan (the “MDL”). These class actions are brought on behalf of three separate alleged classes of purchasers of occupant safety systems in the United States, namely: direct purchasers, auto dealers and “end-payors” (consumers).

In entering the settlement agreements, Autoliv does not admit any liability and is settling for the purpose of avoiding the uncertainty, risk, expense and distraction of further class action litigation in the MDL. Pursuant to the settlement agreements, Autoliv has agreed to pay $40 million to the direct purchaser settlement class, $6 million to the auto dealer settlement class, and $19 million to the end-payor settlement class, for a total of $65 million.

The direct purchaser settlement amount is subject to potential downward adjustments to a floor of $24 million based on the volume of Autoliv’s sales represented by direct purchasers who elect to opt out from the settlement class. Each settlement agreement gives Autoliv the option to void that settlement if the opt-outs from the settlement class exceed varying thresholds.

Each settlement agreement also provides that the settlement class members will release Autoliv, its subsidiaries, and its and their respective current and former officers, directors and employees, from the claims and demands that were or could have been asserted. Each settlement is subject to certain conditions including court approval following notice to the settlement class members. If approved, the settlements will resolve the claims asserted against Autoliv and its subsidiaries on behalf of the three settlement classes.

Autoliv expects to record an expense of approximately $65 million in its second quarter 2014 results.

Inquiries:

Thomas Jönsson, Vice President Communications Tel +46 (8) 58 72 06 27

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with over 56,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2013 amounted to US $8.8 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27	Tel +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com

activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, the ability to obtain court approval of the settlements; changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27	Tel +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com